Exhibit 99.1

Contacts
Debra DiMaria
Chief Financial Officer
516-535-3681
debrad@proginet.com

Proginet Announces Record Revenues and Record Profits

Garden City, N.Y.—November 22, 2005—Proginet [OTCBB: PRGF], developer of software to enable the controlled integration of data across enterprises of all sizes, today announced record revenues and record profits for the first quarter ending October 31, 2005.

“We’re delighted to report that Proginet posted a net profit of $274,854 for the quarter and revenues of $2,150,465, an increase of $112,715 compared to the year-ago quarter,” said Kevin M. Kelly, Proginet’s President and CEO. “Proginet’s momentum continues, having now achieved nine consecutive quarters of revenue growth on a year-to-year comparison.”

“It’s especially pleasing that Proginet was able to achieve this revenue and profitability record, considering that last year’s results were buoyed by the one-time license revenue transaction of $500,000,” stated Debra DiMaria, Proginet’s CFO.

“Proginet’s professional service revenue was $185,869 for this quarter, delivering an impressive increase of 169% compared to the equivalent period in fiscal 2005,” continued Kevin M. Kelly. “Revenue growth and profit momentum are expected to continue through the remainder of fiscal year 2006", he added.

Annual Shareholder Meeting
Proginet Corporation’s annual shareholder meeting is being held today at the offices of Proginet Corporation, 200 Garden City Plaza, Suite 220, Garden City, NY 11530, at 5 p.m. Eastern Time. Should you have any questions regarding the annual shareholder meeting, please contact Nancy Wotruba at (516) 535-3683.

	Financial Highlights
	Quarter Ending October 31, 2005	Quarter Ending October 31, 2004
Software license revenue	$558,072	$962,637
Software maintenance fees and other	1,406,524	1,005,993
Professional services	185,869	69,120
Total revenues	2,150,465	2,037,750
Net income	274,854	198,970
Income per share	.02	.02
Cash flows from operations	293,509	502,020

	Quarter Ended October 31, 2005	Year Ended July 31, 2005
Cash and cash equivalents	$1,283,901	$1,353,316
Total assets	8,189,297	8,322,411
Total liabilities	3,202,037	3,597,788
Total stockholders’ equity	4,987,260	4,724,623

About Proginet Corporation

Proginet Corporation develops software to enable the controlled integration of data across enterprises of all sizes. Throughout its 20-year history, the company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion®, CyberFusion Integration (CFI) Suite™, SecurForce™, SecurAccess™, and SecurPass®, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 23 countries and includes many Fortune 500 companies. The company is headquartered in Garden City, N.Y., with offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer

This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as “expect,”“believe,”“may,”“will,”“plans” and “anticipate,” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, and Form 8-Ks (www.sec.gov).